Exhibit 99.1

For Immediate Release

Enanta Pharmaceuticals Reports Financial Results for its

Fiscal Second Quarter Ended March 31, 2015

Conference Call and Webcast Today at 8:30 a.m. ET

•	Revenues for the quarter totaled $57.4 million

WATERTOWN, Mass., May 7, 2015 — Enanta Pharmaceuticals, Inc., (NASDAQ: ENTA), a research and development-focused biotechnology company dedicated to creating small molecule drugs for viral infections and liver diseases, today reported financial results for its fiscal second quarter ended March 31, 2015.

Fiscal Second Quarter Ended March 31, 2015 Financial Results

Cash, cash equivalents and short-term and long-term marketable securities totaled $226.8 million at March 31, 2015. This compares to a total of $131.8 million in such accounts at September 30, 2014. Enanta expects that its current cash, cash equivalents and marketable securities will be sufficient to meet its anticipated cash requirements for the foreseeable future.

Revenue for the three months ended March 31, 2015 was $57.4 million, compared to $2.2 million for the three months ended March 31, 2014. For the six months ended March 31, 2015, revenue was $134.9 million, compared to revenue of $3.1 million for the same period in 2014. The increase in revenue for the most recent quarter was primarily due to the achievement of a $50.0 million milestone payable from AbbVie for the European regulatory approval of VIEKIRAX® as well as $7.0 million in royalty revenue, which was earned from a contractually specified portion of AbbVie’s worldwide net sales of HCV treatment regimens containing paritaprevir, Enanta’s lead hepatitis C virus (HCV) protease inhibitor identified within the ongoing AbbVie-Enanta collaboration. The increase in revenue for the six months ended March 31, 2015 was due to the achievement of a $75.0 million milestone payment as a result of U.S. regulatory approval of Viekira Pak, in addition to the $50.0 million milestone and royalties earned on paritaprevir. Milestone payments, royalties and other payments from collaborations have varied significantly from period to period, and are expected to continue to do so.

Research and development expenses totaled $5.4 million for the three months ended March 31, 2015, compared to $4.7 million for the three months ended March 31, 2014. For the six months ended March 31, 2015, research and development expenses were $9.9 million, compared to $9.0 million for the same period in 2014. The increase in the three and six month periods is primarily due to increased spending on Enanta’s proprietary research programs.

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General and administrative expenses totaled $3.4 million for the three months ended March 31, 2015, compared to $2.6 million for the three months ended March 31, 2014. For the six months ended March 31, 2015, general and administrative expenses totaled $6.2 million, compared to $4.6 million for the same period in 2014. The increase in the three and six month periods primarily reflects increases in stock-based compensation expense, due principally to increases in Enanta’s stock price, as well as additional expenses incurred as Enanta expands its operations.

Net income for the three months ended March 31, 2015 was $28.8 million, or $1.49 per diluted common share, compared to a net loss of $5.2 million, or $(0.28) per diluted common share, for the corresponding period in 2014. For the six months ended March 31 2015, net income was $70.8 million, compared to a net loss of $10.6 million for the same period in 2014. The increase in net income during the three and six month periods ended March 31, 2015 was primarily due to milestone payments and royalty revenue earned and payable from AbbVie.

“Our first approved product paritaprevir, is providing royalty revenues to help fuel our business operations and internal pipeline,” commented Jay R. Luly, Ph.D., President and Chief Executive Officer. “With sustainable cash flows expected for the foreseeable future, we plan to continue to evergreen our pipeline and advance our programs throughout the year.”

HCV Program and Business Review

•	Preliminary results from the first 10 patients in AbbVie’s RUBY-I study of its paritaprevir-containing regimen in patients with severe renal impairment demonstrated 100 percent sustained virologic response four weeks after treatment.

•	Preliminary results from AbbVie’s phase 2b study of a combination of ABT-493 (next-generation protease inhibitor) and ABT-530 (next-generation NS5A inhibitor) for the treatment of HCV patients demonstrated a sustained virologic response rate four weeks after treatment of 99 percent.

•	A New Drug Application submitted by AbbVie to the U.S. Food and Drug Administration for the treatment of Genotype 4 chronic hepatitis C patients was accepted and granted breakthrough therapy designation and priority review.

•	A New Drug Application submitted by AbbVie to the Japanese Ministry of Health, Labour and Welfare for the treatment of genotype 1 chronic hepatitis C virus was granted priority review.

•	Enanta received a $50 million milestone payment from AbbVie for commercialization regulatory approval in Europe for VIEKIRAX®, a paritaprevir-containing regimen.

Fiscal Third Quarter Revenue Guidance

•	For the quarter ended March 31, 2015, our paritaprevir royalties represented approximately 3 percent of AbbVie’s reported Viekira regimen sales, and we expect royalties to Enanta in the quarter ending June 30, 2015 would continue to be approximately 3 percent of such sales.

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Upcoming Events and Presentations

Enanta management will participate in the following upcoming investor conferences and events:

•	May 7, Deutsche Bank 40th Annual Healthcare Conference, Boston

•	June 23-24, JMP Securities Life Sciences Conference, New York

•	Week of August 3, fiscal third quarter financial results press release

Conference Call and Webcast Information

Enanta will host a conference call and webcast today at 8:30 a.m. ET. To participate in the live conference call, please dial (855) 840-0595 in the U.S. or (518) 444-4814 for international callers. A replay of the conference call will be available starting at approximately 11:30 a.m. Eastern time on May 7, 2015, through 11:59 p.m. Eastern time on May 12, 2015 by dialing (855) 859-2056 from the U.S. or (404) 537-3406 for international callers. The passcode for both the live call and the replay is 28434645. A live audio webcast of the call and replay can be accessed by visiting the “Calendar of Events” section on the “Investors” page of Enanta’s website at www.enanta.com.

About Enanta

Enanta Pharmaceuticals is a research and development-focused biotechnology company that uses its robust chemistry-driven approach and drug discovery capabilities to create small molecule drugs for viral infections and liver diseases. Enanta is discovering, and in some cases developing, novel inhibitors designed for use against the hepatitis C virus (HCV). These inhibitors include members of the direct–acting-antiviral (DAA) inhibitor classes – protease (partnered with AbbVie), NS5A, and nucleotide polymerase – as well as a host-targeted antiviral (HTA) inhibitor class targeted against cyclophilin. In addition, Enanta has a preclinical program in non-alcoholic steatohepatitis, or NASH, which is a condition that results in liver inflammation and liver damage caused by a buildup of fat in the liver.

Forward Looking Statements Disclaimer

This press release contains forward-looking statements, including statements with respect to the prospects for regulatory approval in Japan for AbbVie’s HCV treatment regimen containing paritaprevir and the prospects for approval of a similar regimen in the U.S. for treatment of genotype 4 HCV, the prospects for AbbVie’s development of a next-generation regimen containing ABT-493, the prospects for selection of a NASH development candidate, the likely level of Enanta royalties on for future revenues generated from products sales and development and the projected sufficiency of Enanta’s cash-equivalent resources and marketable securities. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained

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in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: Enanta’s reliance on AbbVie’s planned regulatory approval and commercialization efforts for its treatment regimens containing paritaprevir; Enanta’s reliance on AbbVie’s planned clinical development of ABT-493; regulatory actions affecting further approvals of treatment regimens containing paritaprevir or any approval of a treatment regimen containing ABT-493; the pricing, market acceptance and reimbursement rates of such treatment regimens compared to competitive HCV product candidates of other companies; the risk of early stage discovery efforts in new disease areas; Enanta’s lack of clinical development experience; Enanta’s need to attract and retain senior management and key scientific personnel; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s most recent Form 10-K for the fiscal year ended September 30, 2014 and other periodic reports filed more recently with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Revenue	$57,367	$2,160	$134,865	$3,053
Operating expenses
Research and development	5,368	4,722	9,887	8,985
General and administrative	3,438	2,565	6,207	4,652

Total operating expenses	8,806	7,287	16,094	13,637

Income (loss) from operations	48,561	(5,127)	118,771	(10,584)
Other income (expense), net	210	(76)	511	11

Income (loss) before income taxes	48,771	(5,203)	119,282	(10,573)
Income tax expense	(20,018)	—	(48,520)	—

Net income (loss)	$28,753	$(5,203)	$70,762	$(10,573)

Net income (loss) per share
Basic	$1.54	$(0.28)	$3.80	$(0.58)
Diluted	$1.49	$(0.28)	$3.67	$(0.58)
Weighted average common shares outstanding
Basic	18,679,898	18,353,628	18,641,060	18,149,330
Diluted	19,268,565	18,353,628	19,275,969	18,149,330

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ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2015	September 30, 2014
Assets
Current assets
Cash and cash equivalents	$25,751	$30,699
Short-term marketable securities	139,721	60,065
Accounts receivable	7,081	1,724
Unbilled receivables	1,550	2,770
Deferred tax assets	1,451	11,123
Prepaid expenses and other current assets	2,230	1,594

Total current assets	177,784	107,975
Property and equipment, net	2,295	1,803
Long-term marketable securities	61,330	41,003
Deferred tax assets	3,867	4,198
Restricted cash	608	436

Total assets	$245,884	$155,415

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,343	$1,874
Accrued expenses	2,910	2,872
Income taxes payable	14,537	—

Total current liabilities	19,790	4,746
Warrant liability	1,442	1,584
Series 1 nonconvertible preferred stock	185	202
Other long-term liabilities	252	229

Total liabilities	21,669	6,761

Total stockholders’ equity	224,215	148,654

Total liabilities and stockholders’ equity	$245,884	$155,415

Investor Contact

Carol Miceli

Enanta Pharmaceuticals, Inc.

617-607-0710

cmiceli@enanta.com

Media Contact

Kari Watson

MacDougall Biomedical Communications

781-235-3060

kwatson@macbiocom.com

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